Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Auddia Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	5,000,000(3)	$1.445	$7,225,000	0.00014760	$1,066.41
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$7,225,000		$1,066.41
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,066.41

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of Auddia Inc.’s (the “Registrant”) common stock, par value $0.001 per share, as reported on the Nasdaq Capital Market on April 5, 2024.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(3)	Represents shares of common stock that may be issued pursuant to that certain purchase agreement dated as of November 6, 2023 entered into by the Registrant and White Lion Capital, LLC.